U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Shaw, H. Laurence
   c/o Xytronyx, Inc.
   Suite A
   6730 Mesa Ridge Road
   San Diego, CA  92121
2. Date of Event Requiring Statement (Month/Day/Year)
   12/19/96
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Xytronyx, Inc.
   XYX
5. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option*  |*        |12/16/06 |Common Stock           |675,000  |1.125     |D            |                           |
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
Explanation of Responses:
*Grant to reporting person on 12/17/97 of option to purchase 675,000 shares of common stock under the Xytronyx, Inc. Equity Incentive Plan in transaction exempt under new Rule 16b-3. The option, in respect of 525,000 shares of common stock, shall become exercisable quarterly over a two-year period commencing on 1/1/97 and, in respect of the remaining 150,000 shares of common stock, shall become exercisable quarterly over a two-year period commencing on
1/1/98.
SIGNATURE OF REPORTING PERSON
/s/ H. Laurence Shaw
DATE
5/12/97